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Exhibit (a)(5)(G)

Contact:	Daniel Foley—Investors Harrah's Entertainment, Inc. (702) 407-6370	David Strow—Media Harrah's Entertainment, Inc. (702) 407-6530

Harrah's Operating Company Announces Final Results of Tender Offer for Convertible Senior Notes

        LAS VEGAS, August 15, 2005—Harrah's Operating Company, Inc. (the "Company"), a wholly-owned subsidiary of Harrah's Entertainment, Inc. (NYSE:HET), announced today the final results of its previously announced cash tender offer for any and all of its outstanding Floating Rate Contingent Convertible Senior Notes due 2024 (the "Notes"). The Notes were originally issued by Caesars Entertainment, Inc. ("Caesars") in April 2004, and were assumed by the Company in connection with its merger with Caesars on June 13, 2005. The indenture governing the notes required the Company to make the offer as a result of the change of control of Caesars that resulted from the merger.

        The offer for the Notes expired at 5:00 p.m., Eastern time on Friday, August 12, 2005.

        The Company has been advised by U.S. Bank National Association, which acted as paying agent for the offer, that no Notes were validly tendered pursuant to the terms of the offer prior to its expiration.

        Harrah's Entertainment is the world's largest provider of branded casino entertainment. Since its beginning in Reno, Nevada 67 years ago, Harrah's has grown through development of new properties, expansions and acquisitions. On June 13, 2005, Harrah's Entertainment acquired Caesars Entertainment, Inc. and now owns or manages through various subsidiaries more than 40 casinos in three countries, primarily under the Harrah's, Caesars and Horseshoe brand names. With more than 3 million square feet of casino space, more than 40,000 hotel rooms and nearly 100,000 employees, the Harrah's portfolio is the most diverse in the gaming industry. Harrah's Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

        More information about Harrah's is available at its Web site—www.harrahs.com.

        This release includes "forward-looking statements," which you can identify by the fact that they do not relate strictly to historical or current facts. These statements contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "would," "estimate," "continue" or "pursue," or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, strategies, future performance and future financial results of Harrah's. These forward-looking statements are based on current expectations and projections about future events.

        Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah's may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained therein): financial community and rating agency perceptions of Harrah's; the effects of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular; construction factors, including delays, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; the ability to timely and cost-effectively integrate into Harrah's operations the companies that it acquires, including with respect to its acquisition of Caesars; access to available and feasible financing on a timely basis; changes in laws (including increased tax rates), regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents; abnormal gaming holds; and the effects of competition, including locations of competitors and operating and market competition.

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  Exhibit (a)(5)(G)